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                                                                       EXHIBIT 2

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

           This Amendment No. 1 to Rights Agreement (the "AMENDMENT"), dated as of December 22, 2000, is entered into by and between Landstar System, Inc., a Delaware corporation (the "COMPANY"), and Mellon Investor Services LLC, (formerly Chase Mellon Shareholder Services, L.L.C.), as successor by merger to Chemical Bank, as Rights Agent (the "RIGHTS AGENT").


           WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of February 10, 1993 (the "AGREEMENT");


           WHEREAS, the Company wishes to amend the Agreement;

           WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Stock Acquisition Date the Company may, by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock; and

           WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein.

           NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

           1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

           2. The second sentence of Section 1(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

         "Notwithstanding the foregoing, (X) no Person shall become an "Acquiring Person" as a result of (i) an acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock Beneficially Owned by such Person to 15% or more of the Common Stock of the Company then outstanding, or (ii) an acquisition of Beneficial Ownership of any shares of Common Stock by such Person which causes such Person to Beneficially Own 15% or more of the Common Stock of the Company then outstanding at any time when the fact that such acquisition caused such Person to be the Beneficial Owner of 15% or more

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         of the Common Stock of the Company then outstanding is not discernible based on the number of shares of Common Stock of the Company that have most recently been reported as outstanding in any press release of the Company or in any filing by the Company with the Securities and Exchange Commission, PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company by reason of any of the circumstances described in clause (i) or (ii) of this subsection (x) and shall, after such fact is discernible based on the number of shares of Common Stock of the Company that are reported as outstanding in any press release of the Company or in any filing by the Company with the Securities and Exchange Commission, become the Beneficial Owner of any additional shares of Common Stock of the Company other than as a direct or indirect result of any corporate action taken by the Company, then such Person shall be deemed to be an "Acquiring Person", and (Y) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently (including, without limitation, because (I) such Person was unaware that it Beneficially owned 15% or more of the Common Stock of the Company or (II) such Person was aware of the extent of such Beneficial Ownership but such Person acquired Beneficial Ownership of such shares of Common Stock without the intention to change or influence the control of the Company and without actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement), and such Person divests itself as promptly as practicable of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be, or have been, an "Acquiring Person" for any purposes of this Agreement, and no Stock Acquisition Date shall be deemed to have occurred."

            3. Amendment to Section 20(c). Section 20(c) of the Rights Agreement is hereby amended by adding the following words to the end of such section and before the period:

         ", as finally determined by a court of competent jurisdiction. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage"

            4. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

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            5. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

            6. This Amendment shall be effective as of the date first above written, and, except as set forth therein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  7. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.












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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of this 22nd day of December, 2000.

                            LANDSTAR SYSTEM, INC.


                            By:   /S/ MICHAEL L. HARVEY
                               ------------------------------------------
                                 Name: Michael L. Harvey, Esq.
                                 Title: Vice President and General Counsel


                            MELLON INVESTOR SERVICES LLC


                            By:   /S/ DEBORAH BASS
                              ------------------------------------------
                               Name: Deborah Bass
                               Title: Assistant Vice President




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